Exhibit 99.1

Gulfport Energy Announces Permian Asset Acquisition

OKLAHOMA CITY, Dec 3, 2007 (PrimeNewswire via COMTEX News Network) — Gulfport Energy Corporation (Nasdaq:GPOR) today announced that it has signed a definitive agreement for the right to acquire an approximate 50% working interest in strategic assets in West Texas in the Permian Basin for approximately $85 million.

The assets include 4,100 acres net to Gulfport’s proposed interest with current production of approximately 800 net barrels of oil equivalent (“BOE”) a day from 32 gross wells, predominately from the Wolfcamp formation. Existing production is approximately 64% oil, 23% natural gas liquids and 13% natural gas. The other 50% working interest is being acquired by Windsor Permian LLC, an affiliated company controlled by Wexford Capital LLC. The selling properties are operated by ExL Petroleum, LP based in Midland, TX.

The purchase and sale of the assets is scheduled to close on or before December 20, 2007, subject to customary closing conditions, with an effective date of November 1, 2007.

A recent independent external engineering report by Pinnacle Energy Services LLC estimates proved net reserves to Gulfport of 6.9 million BOE, of which 23% are classified as proved developed producing (PDP). Proved undeveloped (PUD) reserves included in this estimate are from 92 gross well locations on 40-acre units. The proved reserves are located in the Wolfcamp and Spraberry formations, which are generally characterized as long-lived, with predictable production profiles.

Gulfport estimates additional resource potential of 4.9 million BOE net to Gulfport of incremental probable resources from the remaining acreage assuming 40-acre units. Gulfport and Windsor have identified 86 gross future development drilling locations.

Jim Palm, Gulfport’s Chief Executive Office said, “This acquisition fits perfectly into our oil-focused portfolio. Just like our other investments in South Louisiana and Canada, these properties have a tremendous amount of oil in place. New technology continues to be the key to unlocking the potential of this Wolfcamp resource. This acreage provides low-risk, long life projects with a multi-year development drilling inventory. The Wolfcamp formation is known to contain vast reserves in a tight formation over 1,000 feet thick and new fracture techniques have led to both higher initial production and increased reserves from this well-known Permian Basin formation. The Spraberry formation above the Wolfcamp is expected to further enhance the economics of this area.”

Following the closing, current plans include drilling 45 gross wells in 2008. The wells are expected to be drilled to approximately 10,200 feet at an estimated average gross completed well cost of $1.6 million. The gross estimated ultimate recovery (EUR), as provided by Pinnacle Energy Services, is expected to average 146,000 BOE per well with average net revenue interest of approximately 75%.

Gulfport expects to fund this acquisition with equity and debt financing.

Bakken Shale

Gulfport owns a 20% interest in Windsor Bakken, LLC, which owns approximately 64,100 net acres, or 12,800 net acres to Gulfport. Windsor Bakken currently has bids outstanding for an additional 45,700 net acres, or 9,100 net acres to Gulfport in the Bakken. Gulfport is currently participating in 13 wells in the play with an average interest of 1.74% per well.

Production Update

Gulfport expects production for the fourth quarter of 2007 to be in the range of 4,800 to 5,000 BOE per day, which excludes production from the Permian acquisition.

Conference Call and Presentation

Gulfport will host a conference call to discuss this transaction today at 2:00 PM Eastern Time. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-800-798-2796. International callers please dial 617-614-6204. The passcode for the conference call is 41606400. A replay of the call will be available for two weeks at 1-888-286-8010 or internationally at 617-801-6888. The replay passcode is 53241449. The webcast will be archived for 30 days on the company’s website.

A presentation regarding this transaction has been posted on the company’s website.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport also holds a significant acreage position in the

Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC, which has drilled core samples to further evaluate the acreage. In addition, Gulfport is participating in 13 wells in the Bakken play in the Williston Basin in North Dakota and has an interest in entities with acreage in Southeast Asia, including the producing Phu Horm gas field in Thailand.

Gulfport Energy Corporation

Investor & Media Contact:

John Kilgallon, Director, Investor Relations

405-242-4474

jkilgallon@gulfportenergy.com